Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the incorporation by reference in Registration Statements No. 333-165714, No. 333-168970, No. 333-172100 and No. 333-180144 on Form S-8, No. 333-175095 and No. 333-179043 on Form S-3 and in the Post-Effective Amendment to Registration Statements No. 333-170433 and No. 333-170099 on Form S-1, of our report dated March 26, 2013 relating to the financial statements of Anthera Pharmaceuticals, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the Company's development stage status), appearing in this Annual Report on Form 10-K of Anthera Pharmaceuticals, Inc. for the year ended December 31, 2012.

/s/ Deloitte & Touche LLP

San Francisco, California
March 26, 2013